EXHIBIT 99.1

Amyris Reports Fourth Quarter and Year-End 2014 Financial Results

  Renewable product sales increased by about 50% year-on-year. Total 2014 revenues reached $43.3 million, including fourth quarter revenues of $11.6 million
  Achieved the second year of consistent reduction in farnesene cash production costs, now below $3 per liter
  End of year cash, cash equivalents and short-term investments balance of $43.4 million

EMERYVILLE, Calif., Feb. 24, 2015 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), the industrial bioscience company, today announced financial results for the fourth quarter and full year ended December 31, 2014.

"2014 was a transformative year for Amyris. We delivered on the promise of our technology by manufacturing at industrial scale two breakthrough molecules now used in a range of product sectors –– from consumer care to transportation. We realized record-low production costs at our Brotas industrial biorefinery, further reduced operating expenses and, with successful financing efforts, achieved our strongest year-end cash position in three years,"said John Melo, President & CEO.

"In 2015, we expect to build on our track record by expanding our renewable product portfolio and, more importantly, expanding our collaboration partnerships into new markets, such as biopharmaceuticals. Based on our plans and current performance during the first part of the year, we expect to achieve positive cash flow from operations in the first quarter, paving the way to exceed $100 million in total revenues for the full year," concluded Melo.

BUSINESS HIGHLIGHTS

Key operating and development highlights since the end of the third quarter include:

Production

  Achieved record-low farnesene cash production runs below $2.50 per liter due to robust yeast strain performance and continued operational improvements at our industrial biorefinery.

  Achieved better-than-planned cash production costs for our first fragrance molecule, meeting critical milestones for a leading collaboration partner.

  Upgraded the Brotas plant during current sugarcane inter-harvest season, allowing us to continue our focus on reducing production costs in 2015.

Sales & Collaboration

  Over the last year and through today, we introduced several new products, including a new emollient under our Neossance® line; a high-performance solvent for industrial cleaning under brand name Myralene™; and renewable jet fuel with our partner TOTAL, now included in global aviation specifications.

  During the fourth quarter of 2014, realized total revenues of $11.6 million. Cash Revenue Inflows, a non-GAAP measure, totaled $5.7 million during the same period, lower than our expectations due in part to timing of cash inflows associated with milestone achieved in late 2014 but received in early 2015.

  For full year 2014, realized total revenues of $43.3 million, a 5% increase over prior year. Product sales increased by nearly 50% despite lower than expected fuel sales in the second half of the year, due to drop in crude oil prices and currency headwinds. Collaboration and grant revenues were lower due to timing of government-funded project completion and previously outlined shift from upfront to milestone collaboration payments.

Financial Performance

  Fourth quarter net income was $58.0 million, or $0.73 per basic share. Adjusted Net Loss, a non-GAAP measure, excluding a gain on fair value of derivative liability, stock compensation expense, loss on debt extinguishment and impairment of intangible assets, was $31.6 million or a loss of $0.40 per share.

  Full year 2014 net income was $2.3 million, or $0.03 per basic share. Adjusted Net Loss was $114.2 million, or a loss of $1.46 per share for the same period.

  Cash Revenue Inflows, a non-GAAP measure, totaled $58.9 million in 2014. Grant and collaboration inflows declined from $70.4 million in 2013 as a result of a change in contract structures, shifting to milestone based payments versus upfront payments.

  Quarter-end cash, cash equivalents and short-term investments balance was $43.4 million.

FINANCIAL RESULTS AND NON-GAAP INFORMATION

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris's historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision-making.

Adjusted Net Income (Loss) is calculated using GAAP net income (loss) excluding stock-based compensation, loss on impairment of intangible assets, gains and losses from changes in fair value of derivatives and losses on debt extinguishment.

Cash Revenue Inflows represent GAAP product revenue plus the cash received from collaborations and grants. Cash Revenue Inflows are calculated using GAAP revenues and adding the related changes in accounts receivable and deferred liability related to revenue recognition of these collaborations and grants to equal funds received during the period.

Non-GAAP financial information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP in order to understand Amyris's operating performance. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP Net Income (Loss), Cash Revenue Inflows, and other measures, is provided in the tables to this press release.

Financial Results for the Fourth Quarter 2014

Revenues consist of collaboration and grant revenues, and product sales.

Total revenues for the fourth quarter of 2014 were $11.6 million, compared to $15.4 million for the fourth quarter of 2013, a decrease of 25% driven mainly by timing of achievement of collaboration milestones and a government grant completed in 2013. Total revenues consist of collaboration and grant revenues, and product sales. Product sales were $4.7 million, a 5% increase over the fourth quarter of 2013. Collaborations and grants revenues were $6.9 million in the fourth quarter, a 37% decline from the fourth quarter of 2013 primarily due to the achievement of certain technical milestones in the fourth quarter of 2013 under a collaboration agreement.

During the fourth quarter of 2014, the Company's cost of products sold was $9.3 million, compared to $12.1 million for the fourth quarter of 2013. The decline in cost of products sold in the fourth quarter of 2014 was attributable to lower production costs in our Brotas plant and contract manufacturing, attributable to focused cost reduction efforts and a prior-year inventory charge.

Combined research & development expenses and sales, general & administrative expenses for the fourth quarter of 2014 were $26.0 million, compared to $27.4 million for the fourth quarter of 2013. The 5% decrease in operating expenses was primarily a result of reduced consulting and outside services costs, and a decline in stock-based compensation compared to the prior year fourth quarter. On a non-GAAP basis, which excludes non-cash items such as stock compensation, depreciation and amortization, combined operating expenses were $20.4 million in the fourth quarter.

Net income attributable to Amyris common stockholders for the fourth quarter of 2014 was $58.0 million, or $0.73 per basic share, which includes a non-cash gain related to a change in fair value of derivatives of $96.0 million, or $1.21 per basic share. On a diluted basis, there was a net loss attributable to Amyris common stockholders of $0.21 per share. In the fourth quarter of 2013, the net loss attributable to Amyris common stockholders was $139.4 million, or $1.83 per share (basic and diluted). Adjusted net loss attributable to Amyris common stockholders for the fourth quarter of 2014 was $31.6 million, or $0.40 per share, compared to a net loss of $25.0 million, or $0.33 per share, for the same period of 2013.

In the fourth quarter of 2014, the Company recorded a non-cash gain from revaluation of its derivative liabilities of $96.0 million, which was triggered by certain features of outstanding convertible notes (related to change in control protection and price-based anti-dilution adjustment provisions). The valuation of these derivative liabilities decreased in the fourth quarter of 2014 primarily as a result of a decrease in Amyris's stock price and a decrease in the remaining term of the relevant convertible notes, compared to September 30, 2014.

As of December 31, 2014, the Company had derivative liabilities, primarily related to outstanding convertible notes, with a fair value of $59.7 million.

Financial Results for the Year Ended December 31, 2014

Total revenues during 2014 were $43.3 million, compared to $41.1 million for 2013, an increase of 5%. The increase was driven by an increase in product sales of nearly 50%, offset in part by a decline in revenue recognized from government grants.

During 2014, the Company's cost of products sold was $33.2 million, compared to $38.3 million for 2013. The decline in cost of products sold was driven by the lower cost of production in our Brotas plant and at our contract manufacturing facilities.

Combined research & development expenses and sales, general & administrative expenses for 2014 were $105.1 million, compared with $113.1 million for 2013. The 7% decrease was a result of reductions in personnel-related and other operating expenses during the year. On a non-GAAP basis, which excludes non-cash items such as stock compensation, depreciation and amortization, combined operating expenses were $81.6 million, a 3.4% decline over 2013.

Total capital expenditures for the year were approximately $5 million.

Net income attributable to Amyris common stockholders for 2014 was $2.3 million, or $0.03 per basic share, which includes a non-cash gain related to a change in fair value of derivatives and debt extinguishment of $133.6 million, or $1.71 per basic share. On a diluted basis, there was a net loss attributable to Amyris common stockholders of $0.90 per share. In 2013, the net loss attributable to Amyris common stockholders was $235.1 million, or $3.12 per share (basic and diluted). Adjusted net loss attributable to Amyris common stockholders for 2014 was $114.2 million, or $ 1.46 per share, compared to a net loss of $112.4 million, or $1.49 per share, in 2013.

CONFERENCE CALL

Amyris will discuss these results and provide a business update in a conference call scheduled for 4:30 p.m. ET (1:30 p.m. PT) today. Investors may access a live audio webcast of this conference call and accompanying presentation in the Investor Relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

About Amyris

Amyris is a global renewable products company providing sustainable alternatives to a variety of non-renewable resources. Amyris uses its innovative bioscience technology to convert plant sugars into hydrocarbon molecules. Amyris creates ingredients and is commercializing its No Compromise® products in the flavors and fragrances, cosmetics, specialty fluids, polymers, lubricants, and fuels industries. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris's production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events such as expectations for new collaborations and expansion to new markets, including development of biopharmaceutical collaborations, revenue growth in 2015, reductions in production costs, and achievement of positive cash flow from operations, that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris's reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris's quarterly report on Form 10-Q filed on November 7, 2014. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biofene, Neossance, Myralene, and No Compromise are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 43,422	$ 8,296
Accounts receivable, net	8,687	7,734
Related party accounts receivable	455	484
Inventories, net	14,506	10,888
Prepaid expenses and other current assets	6,534	9,518
Total current assets	73,604	36,920
Property, plant and equipment, net	118,980	140,591
Restricted cash	1,619	1,648
Equity and loans in affiliate	2,260	68
Other assets	13,635	10,517
Goodwill and intangible assets	6,085	9,120
Total assets	$ 216,183	$ 198,864

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 3,489	$ 6,512
Deferred revenue	5,303	2,222
Accrued and other current liabilities	13,565	21,221
Capital lease obligation, current portion	541	956
Debt, current portion	17,100	6,391
Total current liabilities	39,998	37,302
Capital lease obligation, net of current portion	275	287
Long-term debt, net of current portion	100,122	56,172
Related party debt	115,239	89,499
Deferred rent, net of current portion	10,250	10,191
Deferred revenue, net of current portion	6,539	5,000
Derivative liabilities	59,736	134,717
Other liabilities	9,087	1,544
Total liabilities	341,246	334,712

Amyris, Inc. stockholders' deficit	(124,452)	(135,264)
Noncontrolling interest	(611)	(584)
Total stockholders' deficit	(125,063)	(135,848)

Total liabilities and stockholders' deficit	$ 216,183	$ 198,864

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenues
Renewables	$ 4,460	$ 4,298	$ 22,793	$ 14,428
Related party renewables	244	198	646	1,380
Total product sales	4,704	4,496	23,439	15,808
Grants and collaborations revenue	6,881	10,901	19,835	22,664
Related party grants and collaborations revenue	--	--	--	2,647
Total grants and collaborations revenue	6,881	10,901	19,835	25,311
Total revenues	11,585	15,397	43,274	41,119
Costs and operating expenses
Cost of products sold	9,309	12,112	33,202	38,253
Loss on purchase commitments and write off of property, plant, and equipment	658	943	1,769	9,366
Impairment of intangible assets	3,035	--	3,035	--
Research and development (1)	12,319	12,949	49,661	56,065
Sales, general and administrative (1)	13,709	14,449	55,435	57,051
Total costs and operating expenses	39,030	40,453	143,102	160,735
Loss from operations	(27,445)	(25,056)	(99,828)	(119,616)
Other income (expense):
Gain (loss) from change in fair value of derivatives & debt extinguishment	95,990	(110,020)	133,626	(104,640)
Other income (expense), net	(8,505)	(4,267)	(28,226)	(11,498)
Total other income (expense)	87,485	(114,287)	105,400	(116,138)
Income (loss) before income taxes and loss from investment in affiliate	60,040	(139,343)	5,572	(235,754)
Benefit (provision) for income taxes	(125)	(106)	(495)	847
Net income (loss) before loss from investment in affiliate	59,915	(139,449)	5,077	(234,907)
Loss from investment in affiliate	(1,922)	--	(2,910)	--
Net income (loss)	$ 57,993	$ (139,449)	$ 2,167	$ (234,907)
Net (income) loss attributable to noncontrolling interest	28	28	119	(204)
Net income (loss) attributable to Amyris, Inc. common stockholders	$ 58,021	$ (139,421)	$ 2,286	$ (235,111)
Net income (loss) per share attributable to common stockholders, basic	$ 0.73	$ (1.83)	$ 0.03	$ (3.12)
Net loss per share attributable to common stockholders, diluted	$ (0.21)	$ (1.83)	$ (0.90)	$ (3.12)

Weighted-average shares of common stock outstanding used in computing net income (loss) per share of common stock:
Basic	79,148,281	76,377,574	78,400,098	75,472,770
Diluted	146,804,047	76,377,574	121,859,441	75,472,770

(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 885	$ 853	$ 3,508	$ 4,281
Sales, general and administrative	2,451	3,583	10,597	13,766
	$ 3,336	$ 4,436	$ 14,105	$ 18,047

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Net income (loss) attributable to Amyris, Inc. common stockholders (GAAP)	$ 58,021	$ (139,421)	$ 2,286	$ (235,111)
Stock-based compensation expense	3,336	4,436	14,105	18,047
Impairment of intangible assets	3,035	--	3,035	--
(Gain) loss from change in fair value of derivatives & debt extinguishment	(95,990)	110,020	(133,626)	104,640
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (31,598)	$ (24,965)	$ (114,200)	$ (112,424)

Net income (loss) per share attributable to Amyris, Inc. common stockholders, basic (GAAP)	$ 0.73	$ (1.83)	$ 0.03	$ (3.12)
Stock-based compensation expense	0.04	0.06	0.18	0.24
Impairment of intangible assets	0.04	--	0.04	--
(Gain) loss from change in fair value of derivatives & debt extinguishment	(1.21)	1.44	(1.71)	1.39
Net loss per share attributable to Amyris, Inc. common stockholders, (Non-GAAP)	$ (0.40)	$ (0.33)	$ (1.46)	$ (1.49)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Product sales (GAAP & Non-GAAP)
Renewable product sales	$ 4,704	$ 4,496	$ 23,439	$ 15,808
Product sales (GAAP & Non-GAAP)	$ 4,704	$ 4,496	$ 23,439	$ 15,808

Grants and collaborations revenue (GAAP)	$ 6,881	$ 10,901	$ 19,835	$ 25,311
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(5,931)	(9,457)	15,639	29,274
Collaborations Inflows (Non- GAAP) (1)	$ 950	$ 1,444	$ 35,474	$ 54,585

Total Revenues (GAAP)	$ 11,585	$ 15,397	$ 43,274	$ 41,119
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(5,931)	(9,457)	15,639	29,274
Total Cash Revenue Inflows (Non-GAAP) (1)	$ 5,654	$ 5,940	$ 58,913	$ 70,393

Costs of products sold (GAAP)	$ 9,309	$ 12,112	$ 33,202	$ 38,253
Depreciation and amortization	(1,341)	(1,827)	(5,601)	(6,094)
Costs of products sold (Non- GAAP)	$ 7,968	$ 10,285	$ 27,601	$ 32,159

Gross Profit (Non- GAAP) (2)	$ (2,314)	$ (4,345)	$ 31,312	$ 38,234
Gross Margin (%)	-40.9%	-73.1%	53.1%	54.3%

Research and development (GAAP)	$ 12,319	$ 12,949	$ 49,661	$ 56,065
Stock-based compensation expense	(885)	(853)	(3,508)	(4,281)
Depreciation and amortization	(1,842)	(2,174)	(7,728)	(8,869)
Research and development (Non-GAAP)	$ 9,592	$ 9,922	$ 38,425	$ 42,915

Sales, general and administrative (GAAP)	$ 13,709	$ 14,449	$ 55,435	$ 57,051
Stock-based compensation expense	(2,451)	(3,583)	(10,597)	(13,766)
Depreciation and amortization	(452)	(379)	(1,640)	(1,676)
Sales, general and administrative (Non- GAAP)	$ 10,806	$ 10,487	$ 43,198	$ 41,609

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition, and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.
The years ended December 31, 2014 and 2013, includes $11.0 million and $30.0 million, respectively, of funding from Total which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with Total.
(2) Non-GAAP Gross Profit is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.
CONTACT: Amyris, Inc.
         Investor Relations
         +1 (510) 740-7481
         investor@amyris.com